NOVARTIS CORPORATION
                                608 FIFTH AVENUE
                               NEW YORK, NY 10020


CAM North America, LLC
399 Park Avenue
New York, NY 10043
Attention: Brian Posner, President and Chief Executive Officer


                                  APRIL 3, 2006

Dear Mr. Posner:

           Reference is made to (1) that certain Agreement and Plan of Merger, dated as of October 30, 2005, by and among Chiron Corporation, a Delaware corporation ("CHIRON"), Novartis Corporation, a New York corporation ("NOVARTIS CORP"), Novartis Biotech Partnership, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Novartis AG, a Swiss corporation ("NOVARTIS AG") and an indirect subsidiary of Novartis Corp, and, solely for purposes of Section
10.14 thereof, Novartis AG (as it may be amended, supplemented, modified or waived from time to time, the "MERGER AGREEMENT"), and (2) the Schedule 13D/A (the "SCHEDULE 13D") relating to Chiron filed by CAM North America, LLC ("CAM") and certain other filing persons with the U.S. Securities and Exchange Commission on January 26, 2006.

           Pursuant to our recent discussions, in consideration of and subject to Novartis Corp and Chiron agreeing to amend the Merger Agreement (as so amended, the "AMENDED MERGER AGREEMENT") to provide for an increase in the Merger Consideration (as defined in the Merger Agreement) from $45.00 to $48.00 in cash per share of Chiron common stock, par value $0.01 per share (the "CHIRON COMMON SHARES"), CAM hereby agrees as follows:

      1. Contemporaneously with the public announcement of the Amended Merger Agreement, CAM intends and will use its reasonable best efforts to file or cause to be filed an amendment to the Schedule 13D stating that CAM, Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc. (Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc. hereinafter referred to as the "OTHER ENTITIES") support the Amended Merger Agreement and, subject to fiduciary and/or regulatory obligations, will vote or cause to be voted all of the Chiron Common Shares owned by CAM or the Other Entities or over which CAM or the Other Entities has voting authority or control in favor of the proposal to adopt the Amended Merger Agreement at the special meeting of Chiron's stockholders to be convened and held on April 19, 2006 (or in no event later than April 21, 2006 or, in the event of comments or request for a longer solicitation period by the Securities and Exchange Commission or its staff, in no event later than May 12, 2006) to consider adoption of the Amended Merger Agreement (the "SPECIAL MEETING"). CAM ac-

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        knowledges that the Amended Merger Agreement may not be subject to the affirmative vote of a majority of the outstanding shares of Common Stock excluding shares of Common Stock owned by the Novartis
        Companies.

      2.At the Special Meeting, CAM, subject to fiduciary and/or regulatory obligations, will vote or cause to be voted all of the Chiron Common Shares owned by CAM or the Other Entities or over which CAM or the Other Entities has voting authority or control in favor of the proposal to adopt the Amended Merger Agreement at the Special Meeting, to the extent such Special Meeting is convened and held on April 19, 2006 (or in no event later than April 21, 2006 or, in the event of comments or request for a longer solicitation period by the Securities and Exchange Commission or its staff, in no event later than May 12, 2006).

      3.From and after the date hereof and through the completion of the Special
        Meeting, to the extent such Special Meeting is convened and held on April 19, 2006 (or in no event later than April 21, 2006 or, in the event of comments or request for a longer solicitation period by the Securities and Exchange Commission or its staff, in no event later than May 12, 2006), CAM, subject to fiduciary and/or regulatory obligations and any sales or redemptions generated by fiduciary accounts and/or mutual funds managed by it, will cause no action to be taken that would result in CAM or the Other Entities losing the power to vote or control the voting of the Chiron Common Shares over which any of them has voting authority or control as of the date hereof.

           This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to the conflicts of laws rules of such State.

           This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument and all such counterparts shall together constitute the same agreement.

                             * * * * *

           If the foregoing properly reflects our agreement, please so indicate by acknowledging and agreeing below.


                                          Very truly yours,



                                          NOVARTIS CORPORATION

                                          By: /s/ Wayne P. Merkelson
                                              --------------------------------
                                               Name: Wayne P. Merkelson
                                               Title: Vice President & Associate
                                                      General Counsel



ACKNOWLEDGED AND AGREED THIS 3rd DAY OF April 2006:


CAM NORTH AMERICA LLC


By: /s/ Brian Posner
   ---------------------------
   Name: Brian Posner
   Title: President and Chief Executive Officer


CHIRON CORPORATION


By: /s/ Howard Pien
    --------------------------
    Name: Howard Pien
    Title: Chief Executive Officer





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